Contact: Robert E. Rout

Chief Administrative and

Chief Financial Officer

724-465-1487

TO BE RELEASED

4:00 p.m., Thursday, January 15, 2009

S&T Bancorp, Inc. Delays Scheduled Earnings Release

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA) announced today that it will delay the previously scheduled 2008 Earnings Release of January 19, 2009 and Earnings Conference call of January 20, 2009.

On January 14, 2009, S&T Bank employees discovered a misappropriation of construction funds by one customer involving at least three loans totaling $6.8 million. A broader investigation has been initiated to determine the value of collateral and the extent of loss for these loans prior to release of earnings.

Todd D. Brice, president and chief executive officer commented, "We are extremely disappointed by the timing and the nature of this issue, but in today's environment, we believe it is prudent to delay our earnings announcement until we have more definitive information about the potential loss. We plan to reschedule the earnings release and conference call once the review is completed over the next couple of weeks."

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.4 billion, S&T Bancorp stock trades on the NASDAQ Global Select Market under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.